Our File No. 26674-01 / D/ljm/576567.1

Exhibit 5.1

April 8, 2004

Voice Mobility International, Inc.
100 - 4190 Lougheed Highway
Burnaby, British Columbia
Canada V5C 6A8

Dear Sirs:

Re: Common Stock of Voice Mobility International, Inc. Registered on Form SB-2 filed April 8, 2004

We have acted as counsel to Voice Mobility International, Inc. (the "Company"), a corporation incorporated under the laws of the State of Nevada, in connection with the filing of a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") of 11,985,949 shares of the Company's common stock for resale by certain selling shareholders named in the Registration Statement. As further described in the Registration Statement, filed on April 8, 2004, the Company is registering for resale:

(a) up to 100,000 shares of common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with a private placement on April 25, 2001;

(b) up to 1,000,000 shares of common stock, 250,000 of which may be issued upon the exercise of certain share purchase warrants issued in connection with a private placement on July 26, 2002;

(c) up to 2,477,667 shares of common stock which were issued in private placements on July 31, 2002;

(d) up to 2,927,939 shares of common stock, 1,751,469 of which may be issued upon the exercise of certain share purchase warrants issued in connection with private placements on September 9, 2003;

(e) up to 4,079,718 shares of common stock, 3,198,350 of which may be issued upon the exercise of certain share purchase warrants issued in connection with a restructuring of certain debt and preferred stock on September 9, 2003; and

(f) up to 1,400,625 shares of common stock, 466,875 of which may be issued upon the exercise of certain share purchase warrants issued in connection with a private placement on March 4, 2004

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(collectively, the "Private Placement Transactions").

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

1. the shares of the Company's common stock that have been issued in the Private Placement Transactions were duly and validly authorized and issued, fully paid and non-assessable; and

2. the shares of the Company's common stock that are issuable upon exercise of the warrants that have been issued in the Private Placement Transactions, if and when issued upon the exercise of such warrants in accordance with their respective terms, will be duly and validly authorized and issued, fully paid and non-assessable.

We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, but not admitted to practice in the State of Nevada. However, we are generally familiar with the General Corporation Law of the State of Nevada (the "NGCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters."

Yours truly,

CLARK, WILSON

/s/ Clark, Wilson

VZH/